ASSET PURCHASE AGREEMENT

BY AND AMONG

T-SHIRT INTERNATIONAL, INC.,

NEXT MARKETING, INC.

AND

NEXT, INC.

DATED AS OF August 16, 2010

Exhibit List:

Exhibit A

Assignment and Assumption Agreement

Exhibit B

Bill of Sale

Exhibit C

Intellectual Property Assignments

Schedule List:

Schedule 2.01(a)

Intangible Assets

Schedule 2.01(b)

Assumed Contracts

Schedule 2.01(e)

Permits

Schedule 2.01(f)

Inventory

Schedule 2.01(g)

Prepaid Royalties

Schedule 5.04

Purchase Price Allocation

Disclosure Schedule:

Section 6.03

Financial Statements

Section 6.04

Absence of Undisclosed Liabilities

Section 6.05

Absence of Certain Changes

Section 6.06

Real Property

Section 6.07

Inventory

Section 6.08

Title to Assets

Section 6.09

Contracts

Section 6.10

Litigation and Proceedings

Section 6.11

Compliance with Environmental Laws

Section 6.12

Government Licenses and Permits

Section 6.13

Taxes

Section 6.14

Employee Benefit Matters

Section 6.15

Labor Matters

Section 6.16

Intellectual Property

Section 6.17

Compliance with Laws

Section 6.18

Subsidiaries and Certain Transactions

Section 6.19

Insurance

Section 6.20

Major Customers and Suppliers

Section 6.21

Warranties

Section 6.23

Consents

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 16, 2010, by and among T-SHIRT INTERNATIONAL, INC., a West Virginia corporation ("Buyer"), NEXT MARKETING, INC., a Delaware corporation ("Seller"), and NEXT, INC., a Delaware corporation ("Parent").

RECITALS

A.

Seller is engaged in the business of (i) manufacturing and importing collegiate licensed apparel products that it sells to retailers nationwide; (ii) direct ship e-commerce fulfillment programs for collegiate licensed apparel; and (iii) the sale of high school apparel to retailers nationwide (the "Business").

B.

Parent owns all of the issued and outstanding capital stock of Seller.

C.

Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain of the assets, rights and claims owned, utilized or held for use by Seller in the operation of the Business as a going concern on the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the recitals and the mutual agreements set forth below, the parties agree as follows:

1.

Defined Terms; Construction.

1.01

Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meanings set forth below:

"Access Period" means the longer of (a) a period of five (5) years following the Closing Date or (b) the period of time beginning on the Closing Date and ending on the date on which Taxes may no longer be assessed against Seller under the applicable statutes of limitation, including any period of waivers or extensions thereof, relating to Seller's operation of the Business.

"Acquisition Proposal" means any, inquiry, offer or proposal that contemplates, could reasonably be expected to lead to or otherwise relates to any Acquisition Transaction.

"Acquisition Transaction" means any transaction or series of transactions directly or indirectly involving: (i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which Seller or Parent is a constituent corporation and [a] in which a Person directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the Parent Common Stock, or [b] in which Parent issues securities representing more than 15% of the Parent Common Stock; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of Parent and its subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Seller or Parent.

"Affiliate" means with respect to any person or entity (including Buyer or Seller), any person or entity that controls, is controlled by or is under common control with such other person or entity.  For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person in question through the ownership of voting securities or by contract or otherwise.

”Assumed Contracts” is defined in Section 2.01(b).

"Assumed Liabilities" has the meaning given in Section 3.01 below.

"Business" has the meaning given in Recital A above.

"Business Day" means any day other than a Saturday or Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

"Cash and Cash Equivalents" means the sum of the fair market value of all cash and cash equivalents (including marketable securities, foreign exchange contracts, short term investments and cash held in escrow) of Seller as of immediately prior to the Closing, plus all deposited but uncleared bank deposits and less the face amount of any checks of Seller outstanding as of the Closing.

"Claims" means any claim (including any product liability or errors or omission claim), demand, cause of action, investigation, inquiry, suit, action or legal, administrative, arbitrative or other proceeding, the ultimate disposition of which is or could reasonably be expected to be material to Seller or the Business.

"Closing" has the meaning given in Section 4 below.

"Closing Cash Payment" has the meaning given in Section 5.01(a) below.

"Closing Date" has the meaning given in Section 4 below.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contaminant" means hazardous substances as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA"), solid waste, hazardous waste and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified under any Environmental Law.  This definition of Contaminant includes asbestos and asbestos–containing materials, mold, fungus, bacteria, petroleum or petroleum–based products or derivatives thereof, radioactive materials, flammable explosives and polychlorinated biphenyls.

"Contract" means any agreement, contract, license, lease (whether related to real property or personal property) or any other legally binding obligation of a Person.

"Disclosure Schedule" means the disclosure schedule separately delivered by Seller and Parent to Buyer on the date hereof, which identifies the particular sections of this Agreement to which such disclosure relates.

"Environmental Laws" means all applicable federal, state and local laws, rules, regulations, codes and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any Governmental Authority, relative to or that govern or purport to govern air quality, soil quality, water quality, subslab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651, et seq.), as each of these laws have been amended from time to time and any analogous or related statutes and regulations.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and forms promulgated thereunder.

"Excluded Assets" has the meaning given in Section 2.03 below.

“Excluded Contracts” is defined in Section 2.01(b).

"Files and Records" means each and all of the records, documents, data, computer source codes and programs, books, supplier, dealer and customer lists, work orders, credit information and correspondence, operating data, drawings, blueprints, and financial information of Seller that relate to the Business.

"GAAP" means U.S. generally accepted accounting principles.

"Governmental Authority" means any federal, state, municipal, foreign, international or other governmental department, commission, board, court, bureau, agency or instrumentality, or any arbitration panel or alternative dispute resolution body.

“Intangible Assets” is defined in Section 2.01(a).

"Intellectual Property" means all of the rights arising from or in respect of the following:  (i) patents; (ii) trademarks, service marks, trade names, brand names, Internet domain names, websites, URLs and goodwill associated therewith; (iii) copyrights;  (iv) all trade secrets, inventions, service marks, licenses, processes, technology, formulas, know-how, confidential information, computer software programs and applications, tangible and intangible proprietary information or materials; and (v) all applications filed, applications to be filed, registrations and filings relating to any of the foregoing clauses (i)-(iv) above.

“Inventory” is defined in Section 2.01(f).

"IRS" means the Internal Revenue Service.

"Liens" means all mortgages, deeds of trust, security interests, title retention agreements, options to purchase, rights of first refusal, liens, easements, encumbrances, restrictions, charges, adverse claims, and other burdens of any nature whatsoever, any claim arising under Section 506(c) of Title 11 of the United States Code, preferential arrangement, fraudulent transfer or other avoidance claim or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and any lien, interest, restriction or limitation arising from or relating to personal or other property tax, sales and transaction privilege, claim of successor liability for any alleged unpaid sales or other tax, and any other lien or assessment of any Governmental Authority, whether or not allowable, recorded or contingent.

"Losses" means any demand, claim, damage (including incidental or consequential damages), liability, loss, cost, diminution of value or deficiency (including, but not limited to, interest, penalties, costs of preparation and investigation and the reasonable and necessary fees, disbursements and expenses of attorneys, accountants and other professional advisors).

"Material Adverse Effect" means any change, circumstance or effect individually, or in the aggregate with all other changes, circumstances and effects, that is or would be reasonably likely to be materially adverse to the Business, operations, assets, liabilities, prospects or financial condition of Seller, taken as a whole, or the right or ability of Seller or Parent to consummate any of the transactions contemplated hereby; provided, however, none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the industry and markets in which Seller operates and which changes do not have a disproportionately adverse effect on the Business; (ii) the effect of changes that are generally applicable to the United States economy or securities markets and which changes do not have a disproportionately adverse effect on the Business; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; or (iv) liabilities incurred in connection with this Agreement.

"Material Contracts" has the meaning given in Section 6.09 below.

"National City Bank Debt" means the aggregate principal amount of indebtedness of Seller as of the Closing Date on its line of credit with National City Bank of Indiana.

"Noncompetition Period" means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

"Parent Change in Recommendation" has the meaning given in Section 9.05(g) below.

"Parent Common Stock" means the Common Stock, par value $.001 per share, of Parent.

"Parent Recommendation" has the meaning given in Section 6.02(d) below.

"Parent Shareholders Meeting" has the meaning given such term in Section 9.12 below.

"Permits" means all licenses, approvals, permits, product registrations and authorizations (and any applications for the foregoing) issued by a Governmental Authority in connection with or necessary for Seller's operation of the Business or its occupancy or use of the Real Property in connection therewith.

"Permitted Liens" means (i) liens created by or resulting from the actions of Buyer; (ii) liens for Taxes not yet due and payable; and (iii) statutory liens of warehousemen and carriers and similar statutory liens securing obligations that are not yet due and payable.

"Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority (or any department, agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“Prepaid Royalties” is defined in Section 2.01(g).

"Proxy Statement" has the meaning given in Section 9.11 below.

“Purchased Assets” is defined in Section 2.01.

"Real Property" has the meaning given in Section 6.06 below.

"Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, building surface, soil, surface water, ground water or air, or otherwise entering into the environment.

"Remedial Action" means any reasonable action to: (i) investigate, study, monitor, clean up, remove, treat, encapsulate, transport, dispose of or in any other way address any Contaminant, including, but not limited to, risk assessments and pilot treatment or feasibility studies; (ii) prevent the Release or threatened Release, or minimize the further Release of any Contaminant; or (iii) bring the existing operations of the Business into full compliance with Environmental Laws.

"Required Parent Shareholder Vote" means the affirmative vote of the holders of a majority of the outstanding shares of the Parent Common Stock to approve this Agreement and the sale of the Purchased Assets in accordance with the Delaware General Corporation Law and the terms of Parent's Articles of Incorporation, as amended and restated.

"Seller's Knowledge" means the current actual knowledge of the following persons and the knowledge such persons should have obtained after a reasonable inquiry:  Robert Budd, David Cole and David Gleason.

"Superior Proposal" means any unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Parent determines, in its reasonable judgment (after consultation with its financial advisor), would, if consummated, provide greater value from a financial point of view to Parent's shareholders than the transactions contemplated by this Agreement (taking into account all of the terms and conditions of such Acquisition Proposal, including any conditions to consummation and the likelihood of such Acquisition Proposal being consummated).

"Tax Returns" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

"Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS, any Governmental Authority or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts imposed by the IRS or any taxing authority attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

"Transaction Expenses" means any liability or obligation of Seller or Parent for any investment banking fees, financial advisory fees, brokerage fees, commissions, finder's fees, attorneys' fees and expenses, accountants' fees and expenses or similar fees incurred by such Person in connection with the transactions contemplated by this Agreement and any obligation of Parent or Seller to pay any Person consideration in connection with the closing of the transactions contemplated by this Agreement under any incentive compensation plan, stock appreciation rights plan or agreement, phantom stock plan or agreement or any other similar arrangement.

1.02

Construction.  The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.  Any description on any section of the Disclosure Schedule of the matters to be disclosed thereon shall not be deemed to supersede or modify the matters required to be disclosed thereon pursuant to the terms of the relevant section of this Agreement.  Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party.  When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated.  The table of contents and indexes contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

2.

Purchase and Sale of Assets.

2.01

Purchased Assets.  Subject to the terms and conditions of this Agreement and except for the Excluded Assets, Seller agrees to sell, convey, transfer, assign and deliver to Buyer free and clear of all Liens (except Permitted Liens), and Buyer agrees to purchase and accept from Seller, the following assets used or useful in the Business (collectively, the "Purchased Assets"):

(a)

Intangible Assets.  All of Seller's rights, title and interest in and to all goodwill, Intellectual Property, agreements and covenants respecting Intellectual Property, causes of action (including all claims for infringement), all other rights and claims related to Seller's intangible assets, and all other intangible assets of Seller necessary for, or otherwise used in, the operation of the Business (collectively, the "Intangible Assets"), including the Intangible Assets listed on Schedule 2.01(a).

(b)

Contracts and Licenses.  All rights of Seller under the following Contracts:

(i)

all Contracts (including purchase orders) entered into in the ordinary course of business with customers or distributors for the sale of the products and services of the Business or with the vendors and suppliers of the Business for the purchase of raw materials and other components used by Seller in operating the Business; and

(ii)

all Contracts, licenses, agreements and commitments of the Business that are listed on Schedule 2.01(b) under the heading "Assumed Contracts".

The Contracts referred to in subsections (i) and (ii) of this Section 2.01(b) are referred to herein as the "Assumed Contracts."  The Assumed Contracts shall not include, however, and Buyer shall not assume, any other Contract that is not an Assumed Contract (collectively the "Excluded Contracts").

(c)

Files and Records; Software.  Subject to Sections 2.03(c) and (h) below:

(i)

all Files and Records, and all advertising and marketing materials, mailing lists, sales literature, brochures, hand-outs, sales sheets and the like of Seller, except to the extent transfer and sale is prohibited by applicable law; and

(ii)

all computer software [a] owned by Seller and used in, or necessary for, the operation of the Business, whether in object code or source code, electronic data processing systems, processing techniques, formulae, algorithms, flow charts, and all documentation and work papers related thereto, whether in digital or hard copy format, whether relating to finished products, products under development or research, and [b] to the extent assignable, licensed by Seller from third parties and used in, or necessary for, the operation of the Business.

(d)

Corporate Name.  The corporate name "Next Marketing" and all rights related thereto.

(e)

Permits. To the extent assignable, all of Seller's rights in all Permits, including all such items listed on Schedule 2.01(e).

(f)

Inventory. The finished goods inventory, work-in-process, raw materials and supplies of the Business ("Inventory") listed on Schedule 2.01(f).

(g)

Prepaids.  The prepaid royalties of Seller related to the operation of the Business ("Prepaid Royalties") listed on Schedule 2.01(g).

(h)

Rights of Action.  All refunds, claims, causes of action (including claims for infringement), rights of recovery, rights of set-off and rights of recoupment of Seller that are related to the Business, except to the extent arising as a result of an Excluded Asset.

2.02

Non-Assignable Assets. In those cases where any of the Purchased Assets are not by their terms assignable or require the consent of a third party in connection with the transactions contemplated by this Agreement, Seller shall, prior to and after the Closing Date, use its reasonable best efforts, and Buyer shall cooperate in all reasonable respects with Seller, to obtain all consents and waivers and to resolve all impracticalities of assignments and transfers necessary to convey any such Purchased Assets to Buyer.  Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Purchased Assets if any actual or attempted assignment or transfer thereof without the consent of any party thereto other than Seller or Parent would constitute a breach thereof or otherwise not be permitted under applicable law, increase any obligation of Seller thereunder in any material respect or create any additional material obligation of Seller thereunder ("Non-Assignable Assets").  If any such Non-Assignable Assets are not able to be assigned or transferred, Seller shall use its reasonable best efforts to provide or cause to be provided to Buyer, to the extent permitted by applicable law, the benefits of any such Non-Assignable Assets and (i) Seller shall (to the extent Buyer has assumed in writing all duties and responsibilities thereunder) [a] promptly pay or cause to be paid to Buyer all monies received by Seller with respect to any such Non-Assignable Asset (other than any portion of the Purchase Price) and [b] enforce, at the written request and at the sole expense of Buyer, any rights of Seller arising with respect thereto (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of Buyer), and (ii) provided that Buyer receives the benefit of any such Non-Assignable Assets, Buyer shall perform and discharge on behalf of Seller all of Seller's liabilities, obligations or commitments, if any, thereunder relating to the period following the Closing Date, in accordance with the provisions thereof other than those arising by reason of a breach or nonperformance by Seller on or prior to the Closing with respect to such Non-Assignable Assets.  The provisions of this paragraph shall not affect the right of Buyer to elect either to not consummate the transactions contemplated by this Agreement if the conditions to its obligations contained in Section 12 below have not otherwise been fulfilled or to consummate the transactions contemplated by this Agreement and pursue the other remedies available to it.

2.03

Excluded Assets.  Notwithstanding anything contained herein to the contrary, the following rights and assets of Seller shall be excluded from the transactions contemplated by this Agreement, shall not be transferred to Buyer, and shall be retained by Seller (collectively, the "Excluded Assets"):

(a)

all Cash and Cash Equivalents on hand at the time of Closing;

(b)

the equity or capital accounts of Seller;

(c)

any Files and Records relating to the employees of Seller;

(d)

all claims and rights to receive Tax refunds, credits and benefits relating to the operation or ownership of the Business or the Purchased Assets for any Tax period ending on or prior to the Closing Date together with any net deferred Tax assets;

(e)

Seller's rights under this Agreement and the other agreements and instruments executed and delivered by Seller in connection with this Agreement and the transactions contemplated hereby and thereby;

(f)

the Excluded Contracts and all rights of Seller under the Excluded Contracts;

(g)

all real estate, leasehold improvements, machinery, equipment, furniture, fixtures and other personal property assets of Seller described on Schedule 2.03(g);

(h)

all of Seller's accounts/trade receivables and other rights to payment from any third party;

(i)

inventory of Seller other than the Inventory listed on Schedule 2.01(f);

(j)

all employee benefit plans and all agreements related to employment or separation that are applicable to the employees of Seller that are not specifically listed as Assumed Contracts, and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of Seller under, any such employee benefit plans; and

(k)

all insurance policies and the rights and benefits thereunder (including any rights to proceeds thereof) arising prior to the Closing from or relating to the Purchased Assets.

2.04

Sharing of Assets.  Notwithstanding the transfer of Purchased Assets from Seller to Buyer, Buyer and Seller agree to cooperate with each other to allow computer software to continue to be utilized by both Buyer and Seller to the extent reasonably necessary to allow each to operate its business after the Closing.

3.

Assumption of Liabilities.

3.01

Assumed Liabilities. At the Closing, subject to the terms and conditions of this Agreement and as partial consideration for the purchase of the Purchased Assets, Buyer shall assume and agree to pay, perform and discharge as and when due, only those liabilities and obligations of Seller arising after the Closing under the Assumed Contracts, but only to the extent such Assumed Contracts are properly and effectively assigned to Buyer; provided, however, Buyer shall not be responsible for any liability or obligation arising out of the breach, nonperformance or defective performance prior to the Closing of Seller of any such Assumed Contracts (the "Assumed Liabilities").

3.02

Retained Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume, and shall not be obligated to pay, perform or discharge, any debts, liabilities or obligations of Seller, whether actual, contingent or accrued, known or unknown, which liabilities shall be retained by Seller and shall hereafter be referred to as the "Retained Liabilities."  The parties acknowledge and agree that the liabilities assumed by Buyer under this Agreement shall consist only of those Assumed Liabilities described in Section 3.01 and shall not include any other liabilities or obligations of Seller that are not specifically enumerated in Section 3.01.  For the sake of clarity, the Retained Liabilities include, without limitation, the following:

(a)

All trade accounts payable of Seller with respect to the Business;

(b)

Any Transaction Expenses of Seller or Parent;

(c)

Any liabilities of Seller or Parent arising prior to the Closing for accrued wages, employee bonuses, accrued vacation pay, sick pay, severance pay and other employee-related compensation and benefits (excluding equity-based awards) that are related to any employee of Seller;

(d)

Any federal, state or local income, sales (including bulk sales), use, employment or other Tax liabilities of Seller or Parent incurred or accrued prior to Closing;

(e)

Any liabilities or obligations relating to a Plan (as defined in Section 6.14(a) below), including any liabilities under any employee stock incentive plan or similar employee compensation arrangement for employees or former employees of Seller (including, without limitation, any phantom stock grant, retention bonus arrangement or deal bonus arrangement);

(f)

Any liability or obligation to any shareholder of Parent arising by virtue of such shareholder's exercise of dissenters' rights under the Delaware General Corporation Law in connection with the consummation of the transactions contemplated hereby; and

(g)

Any liability related to an Excluded Asset.

4.

Closing.  Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Assets contemplated herein (the "Closing") shall take place at such location as is mutually acceptable to Buyer and Seller within three Business Days after all of the conditions to the Closing set forth in Sections 11 and 12 are satisfied or waived (in writing) by the applicable party (other than those that by their terms cannot be satisfied prior to Closing, but subject to the satisfaction or waiver (in writing) of such conditions at the Closing), or remotely by mail, facsimile, e-mail and/or wire transfer, in each case to the extent acceptable to the parties hereto, or on such other date as is mutually acceptable to Buyer and Seller (the "Closing Date").  Except as otherwise provided in this Agreement, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.  The Closing shall be effective as of 12:01 a.m. central time on the Closing Date.

5.

Purchase Price.

5.01

Amount.  In consideration of Seller's sale, assignment and transfer of the Purchased Assets and the performance by it of all of the terms, covenants and provisions of this Agreement on its part to be kept and performed, Buyer shall (i) assume the Assumed Liabilities; (ii) pay on behalf of Seller the National City Bank Debt; and (iii) pay Seller an amount ("Cash Payment") equal to [a] the difference between $3,184,000 and the National City Bank Debt, [b] plus or minus the difference between the value of the Inventory and Prepaid Royalties as of the Closing Date and $934,000 (the "Purchase Price").  Not less than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a revised Schedule 2.01(f) and a revised Schedule 2.01(g).  Based on the value of the Inventory and the amount of Prepaid Royalties set forth on the revised Schedule 2.01(f) and the revised Schedule 2.01(g), Buyer shall determine the Cash Payment due at the Closing.  The Purchase Price will be subject to adjustment after Closing as provided in Section 5.02, below.  Buyer will pay the Purchase Price as follows:

(a)

Closing Payment.  At Closing, Buyer shall pay to Seller the Cash Payment, less Fifty Thousand Dollars ($50,000) (the "Holdback Amount") via wire transfer of immediately available funds to the account designed by Seller to Buyer in writing (the "Closing Cash Payment").

(b)

National City Bank Debt.  At Closing, Buyer shall pay to National City Bank of Indiana the amounts necessary to terminate the National City Bank Debt pursuant to Section 5.03 hereof.

(c)

Holdback Amount.  Subject to the terms and conditions of this Agreement and the set-off rights of Buyer as set forth in Sections 5.02 and 14.03, Buyer shall pay to Seller the Holdback Amount on the date that is sixty (60) days after the Closing Date via wire transfer of immediately available funds to the account designated by Seller to Buyer in writing.

5.02

Adjustment to Purchase Price.  Within thirty (30) days following the Closing Date, Buyer shall prepare a final Schedule 2.01(f) based on the actual Inventory quantities received by Buyer.  Buyer shall further recalculate the aggregate Inventory value using the per item values set forth on Schedule 2.01(f) (the "Final Inventory Value").  In the event the Final Inventory Value is less than the aggregate Inventory value set forth on the revised Schedule 2.01(f) as of the Closing (the "Reduction in Value"), Buyer shall be entitled to reduce the Holdback Amount due Seller by the Reduction in Value.  If the Reduction in Value exceeds the remaining Holdback Amount, the Seller shall promptly pay to Buyer any remaining amount due Buyer as a result of the Reduction in Value.

5.03

Closing Date National City Bank Debt.  Prior to the Closing Date, Seller shall deliver to Buyer a payoff letter to be approved by Buyer from National City Bank of Indiana showing the payoff amount necessary to fully pay and terminate the National City Bank Debt as of the Closing.  Buyer shall pay the National City Bank Debt in accordance with the payment instructions in each such payoff letter at Closing.

5.04

Allocation.  The Purchase Price shall be assigned and allocated to the Purchased Assets of Seller in accordance with the relative fair market values of the Purchased Assets, as determined in accordance with Schedule 5.04.  After the Closing, the parties shall make consistent use of the allocation principles specified in Schedule 5.04 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under section 1060 of the Code, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within sixty (60) days after the Closing Date if such form is required to be filed with the IRS or at such later date within a reasonable time after the final Purchase Price is determined.  In any proceeding related to the determination of any Tax, neither Seller nor Buyer shall contend or represent that such allocation is incorrect.

6.

Representations and Warranties of Seller and Parent.  Seller and Parent jointly and severally represent and warrant to Buyer as follows:

6.01

Organization.  Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Seller and Parent has the requisite power and authority to own, operate and lease its properties and carry on its business as now conducted.  Each of Seller and Parent is duly licensed and qualified to do business in, and is in good standing under the laws of, each state or other jurisdiction where the failure to do so would have a Material Adverse Effect.

6.02

Authorization of Agreement; Validity of Agreement; Necessary Action; No Conflict.

(a)

Each of Seller and Parent has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein.  The execution and delivery of this Agreement by Seller and Parent and the performance by Seller  and Parent of the obligations to be performed hereunder have been duly authorized by all necessary action of Seller and Parent (other than the Required Parent Shareholder Vote).

(b)

The execution and delivery of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, the terms or conditions of Seller's or Parent's Articles of Incorporation or By-Laws (in each case, as amended and/or restated, as applicable), any law, rule, regulation, statute, order, judgment or decree to which Seller or Parent is a party or by which Seller, Parent or the Business are bound or affected or any contract, agreement, lease, license or instrument to which Seller or Parent is a party or by which Seller, Parent or the Business are bound or affected.

(c)

This Agreement is, and each other agreement and document to be executed by Seller or Parent pursuant hereto will be when so executed, a valid and binding obligation of Seller or Parent enforceable in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.

(d)

The Board of Directors of Seller, at a meeting duly called and held, has (i) duly approved and adopted this Agreement and approved the transactions contemplated hereby, (ii) recommended that the shareholders of Parent vote to approve this Agreement and the sale of the Purchased Assets at the Parent Shareholders Meeting (the "Parent Recommendation"), and (iii) directed that this Agreement and the sale of the Purchased Assets be submitted to the shareholders of Parent for consideration in accordance with this Agreement, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

(e)

Other than the Required Parent Shareholder Vote, no vote or consent of the holders of any class or series of capital stock of Parent is required to approve this Agreement or the transactions contemplated hereby.

6.03

Financial Statements.  Seller has delivered to Buyer copies of the following financial statements prepared by Seller and/or Parent, including in each case all notes thereto, all of which have been prepared from the books and records of Seller and Parent in accordance with GAAP consistently applied (except as otherwise disclosed on Section 6.03 of the Disclosure Schedule), are correct and complete in all material respects, and fairly present the financial condition of Seller and/or Parent (as applicable) as of their respective dates and the results of their operations and cash flows for the periods covered thereby:

(a)

consolidated audited balance sheets of Parent as of November 29, 2009 and November 28, 2008 (November 29, 2009 being referred to herein as the "Balance Sheet Date"), and consolidated audited statements of income, shareholders' equity and cash flows of Parent for the fiscal years then ended, including all notes thereto, included as part of the Form 10-K filed by Parent with the Securities and Exchange Commission ("SEC") on March 15, 2010;

(b)

a consolidated unaudited balance sheet of Parent as of February 28, 2010 and the related unaudited statement of income and cash flows for the three-month period ending February 28, 2010 ("Interim Balance Sheet Date"), including all notes thereto, included as part of the Form 10-Q filed by Parent with the SEC on April 14, 2010;

Such statements of income do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of Seller's business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair representation.  Since the Balance Sheet Date there has been no material change in the accounting methods and practices used by Parent or Seller.  Section 6.03 of the Disclosure Schedule lists, and Seller has delivered to Buyer copies of, all documents creating or governing all "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K of the SEC) in effect with respect to Seller during any period covered by such financial statements.

6.04

Absence of Undisclosed Liabilities.  Except as set forth in Section 6.04 of the Disclosure Schedule, there are no liabilities or obligations, direct or indirect, absolute or contingent, known or unknown, or any outstanding evidence of indebtedness arising out of or relating to the Business or the Purchased Assets, except (a) as fully reflected or as specifically reserved against on the Interim Balance Sheet; (b) liabilities incurred in the ordinary course of business after the Interim Balance Sheet Date, consistent with Seller's prior practice, which, in the aggregate, do not result in a Material Adverse Effect; and (c) liabilities or obligations (which are current) relating to the Assumed Contracts, but in no event any liability or obligation arising out of any breach, nonperformance or defective performance by Seller of any such Contract.

6.05

Absence of Certain Changes.  Except as specifically contemplated by this Agreement and as set forth in Section 6.05 of the Disclosure Schedule, since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in a manner consistent with past practice and there has been no change or event that would have or has had a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 6.05 of the Disclosure Schedule, since the Balance Sheet Date, Seller has not with respect to the Business or the Purchased Assets:

(a)

incurred or assumed any indebtedness for borrowed money (whether directly or by way of guarantee or otherwise) or incurred any liability or obligation not in the ordinary course of business or entered into any transaction other than in the ordinary course of business (other than as specifically contemplated by this Agreement);

(b)

declared or made any payment, dividend or distribution to any equity owner or any other Affiliate of Seller, including stock splits, stock dividends, profit sharing payments and profit distributions or purchased or redeemed any shares, notes or other equity or other similar ownership or participation interests;

(c)

issued, sold, distributed or disposed of any equity interests, notes or other securities or committed itself to do so;

(d)

placed or permitted any Lien other than a Permitted Lien on any of their assets, tangible or intangible;

(e)

sold, leased, licensed, abandoned or transferred any of its assets, tangible or intangible, except in the ordinary course of business;

(f)

cancelled any debts or claims, other than debts or claims that are less than Twenty Five Thousand Dollars ($25,000) for any individual debt or claim or Fifty Thousand Dollars ($50,000) in the aggregate for all debts or claims;

(g)

entered into or amended or modified any Material Contract (as defined in Section 6.09);

(h)

terminated, amended or instituted any employment contract, bonus plan, option plan, incentive plan, profit sharing plan, pension plan, retirement plan or other similar arrangement or plan;

(i)

formed or caused to be formed any subsidiary;

(j)

made any commitments for capital expenditures except for capital expenditures made in the ordinary course of business not in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate;

(k)

failed to keep its properties insured substantially to the same extent as they were previously insured;

(l)

changed its credit policies or practices, or accelerated the collection of receivables whether by offering discounts or incentives or otherwise, or delayed the payment of payables or other accruals;

(m)

increased the rate or terms of compensation (including termination and severance pay) payable or to become payable by Seller to its managers, officers, directors, employees or agents, or increased the rate or terms of any bonus, insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such managers, officers, directors, employees or agents, except increases occurring in the ordinary course of business consistent with past practice or as required by applicable law;

(n)

experienced any resignation or termination of any officer, key employee or group of employees of Seller and, to Seller's Knowledge, no officer, key employee or group of employees is planning to resign from Seller;

(o)

experienced any damage to or destruction or loss of any material asset, whether or not covered by insurance;

(p)

materially changed its policies or practices relating to the sale or maintenance of its products or services or their accounting principles or methods;

(q)

entered into any merger, consolidation, recapitalization or other business combination or reorganization (except with respect to the transactions contemplated herein);

(r)

amended its Articles of Incorporation or By-Laws or other applicable charter documents;

(s)

waived any material right or material debt of Seller; or

(t)

entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

6.06

Real Property.  Section 6.06 of the Disclosure Schedule sets forth a true and complete list and description of all real property owned, leased or occupied by Seller (the "Real Property").  Except as set forth in Section 6.06 of the Disclosure Schedule, there are no leases, contracts, options, agreements or enforceable rights or obligations relating to or affecting the Real Property to which Seller is a party or by which the Real Property is otherwise bound or affected.  To Seller's Knowledge, there are no material structural or nonstructural defects (including inadequacy for normal use of mechanical systems and fixtures) in any of the buildings or its systems or fixtures (including the HVAC system, plumbing system, electrical system, sprinkler system and sewer and water systems) or other improvements situated on the Real Property and all building systems, fixtures, structures and improvements, owned, leased or used by Seller are in all material respects in good condition and working order (reasonable wear and tear excepted) and are adequate in quality and quantity for the normal operation of the Business and the use of the Real Property.  Seller has all easements and rights, including easements for all utilities, services, roadways, and other ways on ingress and egress, adequate and sufficient to conduct the Business (including accesses for ingress and egress of vehicles across the driveways and roadways presently existing at the Real Property used to access public roadways).  To Seller's Knowledge, the buildings and improvements located on the Real Property or used by the Business are located within the boundary lines of the Real Property, are not in violation of applicable setback requirements or zoning laws and do not encroach on any easements which may affect the Real Property.  Neither the whole or any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of such condemnation, requisition or taking has been served upon Seller and no such condemnation, requisition or taking is, to Seller's Knowledge, threatened or contemplated.

6.07

Inventory.  The Inventory listed on Schedule 2.01(f) is of a quality and quantity usable and saleable in the ordinary course of its business consistent with its past practices.  The value at which Seller carries the Inventory on the Interim Balance Sheet reflects its customary inventory valuation policy of stating inventory on the first in, first out method at the lower of cost or market all in accordance with GAAP.  Except as described on Section 6.07 of the Disclosure Schedule, no Inventory has been consigned to others.  Seller has not made any purchase commitments in excess of normal, ordinary and usual requirements.

6.08

Title to Assets; Sufficiency and Condition of  Assets.

(a)

Except as set forth in Section 6.08 of the Disclosure Schedule, Seller has good and marketable title to, or a valid and binding leasehold interest in, the Purchased Assets, free and clear of all Liens other than Permitted Liens.  Other than the consents listed on Section 6.24 of the Disclosure Schedule, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof and Seller has complete and nonrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby.  At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

(b)

Seller's assets include all assets (including leases, licenses, and intangible assets) that are material to or necessary for the operation of the Business as presently conducted.  No maintenance outside the ordinary course of business is needed with respect to Seller's material assets and such assets are in all respects in good condition and working order (reasonable wear and tear excepted).  None of the assets of Seller or other assets owned, leased, occupied or operated by Seller in connection with the Business, or the ownership, leasing, occupancy or operation thereof, is in material violation of any applicable law or any applicable zoning, or other applicable ordinance, code, rule or regulation.  The assets of Seller are adequate, in quality and quantity, for the operation of the Business.

6.09

Contracts.  Except as set forth in Section 6.09 of the Disclosure Schedule, Seller is not a party to or bound by any of the following Contracts relating to the Business and the Purchased Assets:

(a)

employment or consulting Contracts;

(b)

Contracts with any labor union or other employee representative of a group of employees;

(c)

employee bonus, pension, profit-sharing, retirement, equity, incentive or equity purchase or other benefit or welfare plans or agreements;

(d)

Contracts with respect to the lease of real or personal property by the Company whether as lessor or lessee involving payments of more than Twenty Five Thousand Dollars ($25,000) per annum or Fifty Thousand Dollars ($50,000) in the aggregate;

(e)

Contracts for the purchase of raw materials, supplies or services involving more than Twenty Five Thousand Dollars ($25,000) per annum or Fifty Thousand Dollars ($50,000) in the aggregate;

(f)

indentures, agreements, notes, mortgages, guaranties or other writings which evidence or relate to any indebtedness of Seller;

(g)

Contracts relating to Seller's Intangible Assets;

(h)

Contracts with Seller's or Parent's officers, directors, equity owners or employees;

(i)

any joint ventures, partnerships or other agreements (however named) involving a sharing of the profits, losses, costs or liabilities of Seller with any other Person;

(j)

confidentiality agreements not entered into in the ordinary course of business;

(k)

Contracts containing covenants or conditions that in any way purport to restrict the business activity of Seller, or limit the freedom of Seller to engage in any line of business or to compete with any third party;

(l)

Contracts (other than any Contract that is otherwise required to be disclosed on Section 6.09 of the Disclosure Schedule) pursuant to which Seller has indemnification obligations;

(m)

Contracts with any customer requiring payments of at least Twenty-Five Thousand Dollars ($25,000) per year per contract or that are not terminable on sixty (60) days notice by a Seller; and

(n)

any amendments, supplements, modifications or renewals in respect of any of the foregoing.

Each Contract required to be disclosed pursuant to this Section is referred to herein as a "Material Contract."  The Material Contracts are legally valid and binding and in full force and effect with respect to Seller and with respect to each other party thereto.  Seller is not in default or breach of any Material Contract, and Seller has no notice or Knowledge of any claimed breach, or of the occurrence of any event that after the passage of time or the giving of notice or both would constitute a breach by any party to any Material Contract.  Seller has not received any notice of termination of any Material Contract, nor has Seller received any notice of any facts or events which, to Seller's Knowledge, could result in any such termination.  None of the rights of Seller under the Material Contracts have been or will be impaired in any respect by the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.  All of the rights of Seller under the Material Contracts will be enforceable by Buyer after Closing without the consent or agreement of any other party except for consents listed in Section 6.24 of the Disclosure Schedule.  Seller has delivered to Buyer copies of all written Material Contracts and written summaries of all oral Material Contracts.  Except as expressly provided in the written Material Contracts and the written summaries provided for in the preceding sentence, Seller has not made a performance guarantee, nor has it agreed to any minimum production or minimum purchase obligations.

6.10

Litigation and Proceedings.  Except as described in Section 6.10 of the Disclosure Schedule, there is no Claim pending or, to Seller's Knowledge, threatened against Seller or affecting the Business or the Purchased Assets, and there is no investigation pending or, to Seller's Knowledge, threatened against Seller with respect to any charge concerning violation of any law or administrative regulation, whether federal, local, state or foreign, relating to Seller, its operations or the Business and the Purchased Assets.  Set forth in Section 6.10 of the Disclosure Schedule is a summary of all Claims that were made against Seller in the three years prior to the date of this Agreement.  Such summary includes a brief description of each such Claim, the estimated amount of each such Claim, and a brief description of its current status or final disposition.

6.11

Compliance with Environmental Laws.

(a)

Except as set forth in Section 6.11 of the Disclosure Schedule, Seller and the Real Property are, and at all times have been, in compliance with all Environmental Laws.

(b)

Except as set forth in Section 6.11 of the Disclosure Schedule, Seller has not caused or allowed any Contaminants to be present, used, manufactured, handled, generated, treated, stored, accumulated, placed, processed or Released, in, on, at, upon, under or from any surface soil or surface water, any subsurface soil or subsurface water/groundwater, any building component or any structure or premises of any Real Property or any other real property leased or otherwise used at any time by Seller in connection with its operation of the Business ("Former Property"), except in compliance with Environmental Laws.

(c)

To Seller's and Parent's Knowledge, neither Seller nor the Real Property are subject to any liability, whether liquidated or contingent, in connection with any Environmental Laws, any Remedial Action or the Release, threatened Release, or presence of any Contaminants in, on, at, upon, under or from any surface soil or surface water, any subsurface soil or subsurface water/groundwater, any building component or any structure.

(d)

Section 6.11 of the Disclosure Schedule contains a complete and accurate list of the names and addresses of all disposal sites now or at any time in the past utilized by Seller.  Except as disclosed on Section 6.11 of the Disclosure Schedule, no such disposal site is listed on the Comprehensive Environmental Response, Compensation and Liability Information System list, as updated through the date of this Agreement and the Closing Date, or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any Governmental Authority that applies to Seller under applicable law.

(e)

Except as set forth in Section 6.11 of the Disclosure Schedule, to Seller's Knowledge, there is not now nor has there been on, in or under any Real Property or any Former Property:

(i)

any generation, processing, treatment, storage, recycling, disposal or arrangement therefor, of any Contaminant or any "Hazardous Waste" as that term is defined under the Resource Conservation and Recovery Act, and any regulation promulgated under the Resource Conservation and Recovery Act, or any state equivalent;

(ii)

any aboveground or underground storage tanks or surface impoundments;

(iii)

any asbestos or asbestos-containing material;

(iv)

any PCBs in any hydraulic oils, transformers, capacitors or other electrical equipment; or

(v)

except in compliance with applicable Environmental Laws, any mold, bacteria, or fungi.

(f)

There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which have given or may give rise to any liability or otherwise form the basis of any Claim, penalty, fine, hearing, notice of violation, directive or requirement to undertake any Remedial Action under any Environmental Law, common law or otherwise, relating to the Business, any Real Property, or any Former Property, for which Seller is or may be held responsible.

(g)

Except as set forth in Section 6.11 of the Disclosure Schedule, no permits, consents and approvals are required by, under or pursuant to any Environmental Law to operate the Business (as currently operated and as presently planned to be operated) in compliance with all Environmental Laws.

6.12

Government Licenses and Permits.  Seller has all Permits (including those required by any applicable Environmental Law) necessary to conduct the Business as currently conducted by Seller and own and use the Purchased Assets and such Permits are in full force and effect.  Except as set forth on Section 6.12 of the Disclosure Schedule, all the rights of Seller under such Permits are transferable to Buyer under applicable law solely upon the assignment of such licenses and permits by Seller to Buyer hereunder and will be exercisable by Buyer after the consummation of the transactions contemplated by this Agreement.  No proceeding is pending or, to Seller's Knowledge, threatened regarding the revocation or limitation of any such Permit and there is no reasonable basis or grounds for any such revocation or limitation.

6.13

Taxes.  Except as set forth in Section 6.13 of the Disclosure Schedule:

(a)

Seller has duly filed or caused to be filed, in a timely manner, with the appropriate taxing authorities, all Tax Returns required to be filed (determined with regard to any timely extensions) by it on or before the Closing Date and each such Tax Return (including any amendment thereto) is true, correct and complete in all material respects, and all Taxes due with respect to, or shown to be due on, such Tax Returns (or in respect of subsequent assessments with regard thereto) have been timely paid, or an adequate reserve has been established therefor on the Interim Balance Sheet and there are no Liens (other than Permitted Liens) for Taxes upon any of the assets of Seller.  All Taxes required to be withheld by Seller have been withheld and have been (or will be) duly and timely paid to the proper taxing authority and Seller has made all estimated income tax deposits and all other required tax payments or deposits (including all withholding taxes);

(b)

the amount of Seller's liability for unpaid Taxes for all periods ending on or before the date of the Interim Balance Sheet does not, in the aggregate, exceed the amount of the liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Interim Balance Sheet, and no deficiencies for any Taxes have been proposed, asserted or assessed against Seller;

(c)

Seller is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or any other contractual obligation to pay the Tax obligations of another Person or to pay the Tax obligations with respect to transactions relating to any other Person and there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of Seller for any period;

(d)

no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller and Seller has not received from any foreign, federal, state or local taxing authority (including jurisdictions where they have not filed Tax Returns) any written notice indicating an intent to open an audit or other review, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller, and Seller has no Knowledge of any such proceeding;

(e)

Seller has never been a member of any combined, consolidated or unitary group for state income or franchise tax purposes and Seller does not file (or is not required to file) combined, consolidated or unitary returns for state income or franchise tax purpose;

(f)

Seller has no liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law);

(g)

Seller will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement (as described in Code Section 7121) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amounts received on or prior to the Closing Date;

(h)

Seller is not a party to any Contract that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Law);

(i)

Seller has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code; and

(j)

Seller has delivered to Buyer true and complete copies of Seller's Tax Returns (and amended Tax Returns, revenue agents' reports, and other notices from taxing authorities) for each of its preceding three (3) taxable years and indicated those Tax Returns that have been audited by any Tax authority.

6.14

Employee Benefit Matters.

(a)

Except as set forth in Section 6.14 of the Disclosure Schedule, Seller does not maintain or contribute to any "pension plan" (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Pension Plans"), "welfare plan" (as defined under Section 3(1) of ERISA) (the "Welfare Plans") or any other employee benefit plan, policy or arrangement, including bonus or other incentive compensation, employment, equity option, incentive or similar plan, vacation pay, sick leave, deferred compensation, severance pay, salary continuation, dependent care plan, cafeteria plan, employee assistance program, scholarship program or awards and workers' compensation (the "Benefit Plans").  The Pension Plans, Welfare Plans and Benefit Plans are collectively referred to as the "Plan" or "Plans."

(b)

Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan.  There are no required amendments or existing circumstances that could reasonably be expected to affect the qualified status of the Pension Plans.  Any error or omission related to the Pension Plans has been corrected under correction programs provided by the IRS or the Department of Labor.  Neither Seller nor Parent has ever maintained a Pension Plan that is a defined benefit plan (as defined under Section 3(35) of ERISA) or subject to Section 302 of ERISA, or involves a "voluntary employee's beneficiary association" under Section 501(c)(9) of the Code.

(c)

Seller and/or Parent has maintained and operated each Plan in compliance with the Plan documents and all laws relating to such Plan (including the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996, the Americans with Disabilities Act, the Family and Medical Leave Act and the Uniformed Services Employment and Reemployment Rights Act of 1994).  There is no legal action (other than claims for benefits in the ordinary course) that is pending, or, to Seller's Knowledge, threatened, with respect to any Plan by any current or former employee, beneficiary, officer or director of Seller or Parent.  Seller has incurred no liability to any Governmental Authority in connection with any Plan.

(d)

With respect to any insurance policy or self funded arrangement providing funding or benefits under any Plan, there is no actual or pending liability of Seller in the nature of a retroactive or retrospective rate of adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy, self-funded arrangement or Plan were terminated on the Closing Date.  If a Plan is self-funded and Seller is a party to a stop-loss insurance policy with respect to the Plan, Seller has complied with all terms of the stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the Closing Date.  The transactions contemplated by this Agreement will not cancel, impair or reduce amounts payable under any such stop-loss insurance policy.

(e)

Except as set forth in Section 6.14 of the Disclosure Schedule, (i) neither Parent nor Seller sponsors any Plan that provides death or medical benefits with respect to current or former employees or officers beyond their retirement or their termination of service, other than COBRA coverage mandated by law; (ii) Seller does not include as a participant any individual who is ineligible under the terms of a Plan; (iii) Seller has not participated in a multiple employer welfare arrangement as defined under ERISA; (iv) Seller has not established or maintained any arrangement that could be deemed to qualify as a funded Welfare Plan; and (v) Seller has never participated in a multiemployer plan within the meaning of ERISA Section 3(37) and has no withdrawal liability with respect to a multiemployer plan.

(f)

Seller does not have any Plan (within the meaning of Code Section 409A), not grandfathered under Section 409A of the Code, that fails to meet the requirements of paragraphs (2), (3) or (4) of Code Section 409A(a) or that was not operated in accordance with such requirements, and the transactions contemplated by this Agreement will not cause the provisions under any such plan to violate the provisions of Code Section 409A, or directly or in combination with other events, result in the payment, acceleration or enhancement of any benefit.

(g)

Seller has made available to Buyer a true and complete list of each Plan.  With respect to each of the Plans, Seller has delivered or made available to Buyer a true and complete copy of (i) each Plan document, and a written summary of any Plan not in writing; (ii) any determination or opinion letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code; (iii) the summary plan description, all summaries of material modifications, employee booklets and other material communications to employees with respect to any Plan; (iv) any service agreement, including third-party administration agreements or the contracts related to each Plan; (v) any related trust agreements, annuity contracts, insurance contracts, including stop-loss insurance contracts, or other funding arrangements which relate to any Plan, and the most recent audited financial statements required for any Plan; and (vi) for each Plan for which a Form 5500 must be filed, the latest two Form 5500 annual reports.

6.15

Labor Matters.

(a)

Except as set forth in Section 6.15 of the Disclosure Schedule, Seller is not a party to or bound by any union collective bargaining agreements or other labor contracts or a party to any pending arbitration or grievance proceeding or other Claim relating to any labor Contract.  To Seller's Knowledge, there is no such proceeding or action threatened and, to Seller's Knowledge, no set of facts exist that would reasonably be expected to constitute a basis for any such action.  Except as set forth in Section 6.15 of the Disclosure Schedule, within the last three years, Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending, or, to Seller's Knowledge, threatened against or affecting Seller.

(b)

Seller is not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit.  There are no employment discrimination, harassment, safety or unfair labor practice or other employment-related investigations, claims or allegations pending against Seller or, to Seller's Knowledge, threatened against Seller or, to Seller's Knowledge, any set of facts which would reasonably be expected to constitute a basis for such an action.

(c)

Seller has provided Buyer copies of all of its written employment policies, and written summaries of all of Seller's material unwritten employment policies, presently in effect.

(d)

Seller has made all required payments owed by Seller to the appropriate Governmental Authorities with respect to applicable unemployment compensation reserve accounts for its employees.

6.16

Intellectual Property.

(a)

Section 6.16 of the Disclosure Schedule identifies all registrations and applications for registration of all of the Intellectual Property owned or used, or conceived for use, by Seller.  All licenses of Intellectual Property owned or used, or conceived for use, by Seller are also listed in Section 6.16 of the Disclosure Schedule. Except as set forth in Section 6.16 of the Disclosure Schedule, Seller owns all right, title and interest in and to the Intellectual Property, free and clear of any Lien (other than Permitted Liens) or license.

(b)

Seller owns, is properly licensed under, or otherwise possesses the valid and enforceable right to use all Intellectual Property that is used in the operation of the Business as currently conducted.  The transactions contemplated by this Agreement would not result in the imposition of any Lien on any such Intellectual Property of Seller.  There are no Claims or pending litigation challenging or, to Seller's Knowledge, threatening to challenge Seller's right, title, and interest with respect to its continued use and its right to preclude others from using any such Intellectual Property used in the Business as currently conducted or as proposed to be conducted.

(c)

Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses or other agreements as to which it is a party or pursuant to which it is authorized to use any third-party Intellectual Property rights.  To Seller's Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property of Seller, nor has any third party infringed upon, misappropriated or otherwise violated any Intellectual Property right of Seller in the past.  To Seller's Knowledge, Seller has not infringed upon, misappropriated or otherwise violated any third-party Intellectual Property rights and, to Seller's Knowledge, there exists no reasonable basis for any claim of such infringement, misappropriation or other violation of any third-party Intellectual Property rights.  Seller has not received from any third party any notice that it has infringed upon, misappropriated or otherwise violated any third-party Intellectual Property rights.

(d)

Seller possesses all rights and licenses required for its use of all material software used by it in operating the Business.  Section 6.16 of the Disclosure Schedule sets forth a correct and complete list of each material component of the material software used by Seller in the Business (other than "off the shelf" or "shrink wrap" software licensed from third parties).  All work performed to create each such component was either:  (i) performed by a person who was employed by Seller at the time such work was performed or who validly and irrevocably assigned that work product to Seller pursuant to a written agreement included in the Material Contracts; or (ii) performed by a third party pursuant to the terms of a written agreement included in the Material Contracts expressly providing that the product of such work is owned by Seller or was validly and irrevocably assigned to Seller.

6.17

Compliance with Law.  Seller, the operation of the Business, and Seller's use and ownership of its assets and the Real Property are in compliance with all applicable federal, state, local and international laws or ordinances and any other rule or regulation of any Governmental Authority, including all energy, safety, environmental, zoning, health, export, import, trade practice, antidiscrimination, antitrust, wage, hour and price control laws, orders, rules or regulations.  Section 6.17 of the Disclosure Schedule lists any and all citations issued to Seller in the three years prior to the date hereof from any Governmental Authority, each of which citations (whether listed or not) have been properly remedied or will be remedied by the Closing Date.  No notice from any Governmental Authority or other Person has been served upon Seller claiming any violation or alleged violation of any law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with the Business with which Seller has not complied or will not have complied with by the Closing Date.  Seller has no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violations by Seller of any applicable law, ordinance, code, rule or regulation.  All reports and returns required to be filed by Seller with any Governmental Authority have been filed and were accurate and complete when filed.

6.18

Subsidiaries and Certain Transactions.  Seller has no subsidiaries.  Except as set forth in Section 6.18 of the Disclosure Schedule, Seller currently has not entered into, nor has it had during the two years prior to the date hereof, directly or indirectly, any transaction or agreement with any of Seller's owners, managers, officers or directors, or their Affiliates, except for remuneration for services performed on behalf of Seller.  Except as set forth in Section 6.18 of the Disclosure Schedule, Seller does not owe any amount to, or have any outstanding Contract with any of its owners, managers, officers, directors, employees or Affiliates (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Seller or is party to any loan or extension of credit maintained or arranged by Seller.

6.19

Insurance.  Section 6.19 of the Disclosure Schedule sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to Seller, the Business and the assets of Seller, or of which Seller is the owner, or beneficiary or under which Seller is an insured or loss payee.  True and correct copies of such policies of insurance have been made available to Buyer.  All such policies are valid, outstanding and enforceable policies.  No notice of cancellation or termination has been received by Seller or its Affiliates with respect to any such policy, and no act or omission has occurred which could reasonably be expected to result in cancellation of any such policy prior to its scheduled expiration date.  Seller has not been refused any insurance with respect to any material aspect of the operations of the Business nor has its coverage been materially limited by any insurance carrier to which it has applied for insurance.  Seller has not received any notice from any insurance carrier issuing any such policy that insurance rates therefore will hereafter be materially increased or that there will hereafter be a cancellation or a material increase in a deductible or a nonrenewal of any such policy.  Such policies are sufficient in all material respects for compliance by Seller with all applicable requirements of law and with the applicable requirements of all Material Contracts to which they are a party.

6.20

Customers and Suppliers.  Section 6.20 of the Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest customers of Seller for each of the fiscal years ended November 29, 2009 and November 28, 2008 and for the three (3) month period ended February 28, 2010 (determined on the basis of the total dollar amount of net revenues) showing the dollar amount of net revenues from each such customer during each such period.  Section 6.20 of the Disclosure Schedule also sets forth a list of the ten (10) largest suppliers of Seller in terms of dollar volume of purchases during such complete or partial fiscal years.  Seller has not received notice regarding, nor, to Seller's Knowledge, is there any basis for, any change in the business relationship or prospects of Seller with any such customer or supplier, except as set forth on Section 6.20 of the Disclosure Schedule.

6.21

Warranties.  Section 6.21 of the Disclosure Schedule sets forth a description of all warranties provided by Seller with respect to the Business other than warranties implied by law.

6.22

Brokerage and Finders Fees.  Neither Parent nor Seller will have incurred, nor will they incur, any business brokerage fee finders' fee or similar obligation in connection with the transactions contemplated hereby.

6.23

Consents.  No consent, approval, order or authorization, or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Authority, or any other Person is required to be made, obtained, performed or given to or with respect to Seller or Parent in connection with the execution and delivery of this Agreement by Seller or Parent or the consummation by Seller or Parent of the transactions contemplated hereby, except for: (i) the filing with the SEC of the Proxy Statement; (ii) the Required Parent Shareholder Vote; (iii) the filing of any appropriate or required documents with the OTC Bulletin Board Market; and (iv) the consents, approvals, orders or authorizations set forth on Section 6.23 of the Disclosure Schedule.

6.24

Proxy Statement/Information Statement.  None of the information supplied or to be supplied by Parent or Seller for inclusion or incorporation by reference in the Proxy Statement/Information Statement will, at the date it is first mailed to Parent shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing provisions in this Section 6.24, no representation or warranty is made by Parent or Seller with respect to information or statements supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement.

6.25

Disclosure.  No warranty or representation made by Seller or Parent contained, or deemed to be made by Seller or Parent, in this Agreement or in any writing to be furnished pursuant hereto or previously furnished to Buyer contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.  All statements and information contained in any certificate, instrument, disclosure schedule or documents delivered by or on behalf of Seller or Parent to Buyer or its representatives pursuant hereto shall be deemed representations and warranties made by Seller or Parent.

7.

Representations and Warranties of Buyer.  Buyer represents and warrants to Seller and Parent as follows:

7.01

Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.  Buyer has all requisite corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted.  Buyer is duly licensed and qualified to do business in and is in good standing under the laws of each state where the failure to do so would have a Material Adverse Effect.

7.02

Authorization of Agreement; Noncontravention.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein.  The execution and delivery of this Agreement by Buyer and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate action by Buyer.  The execution and delivery of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, the terms or conditions of Buyer's Articles of Incorporation or By-Laws, any law, rule, regulation, statute, order, judgment or decree or any contract, agreement, lease, license or instrument to which Buyer is a party or by which Buyer or its business or assets are bound or affected.  This Agreement is, and each other agreement and document to be executed by Buyer pursuant hereto will be when so executed, a valid and binding obligation of Buyer, enforceable in accordance with its terms except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.

7.03

Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

7.04

Proxy Statement/Information Statement.  None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as the case may be, will, at the date it is first mailed to Parent shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing provisions in this Section 7.04, no representation or warranty is made by Buyer with respect to information or statements supplied by Parent or Seller for inclusion or incorporation by reference in the Proxy Statement/Information Statement.

7.05

Brokerage and Finders Fees.  Buyer has not incurred, nor will it incur, any business brokerage fee, finders' fee, or similar obligation in connection with the transactions contemplated hereby.

7.06

Disclosure.  No warranty or representation made by Buyer contained, or deemed to be made by Buyer, in this Agreement or in any writing to be furnished pursuant hereto or previously furnished to Seller or Parent contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.  All statements and information contained in any certificate, instrument, disclosure schedule or documents delivered by or on behalf of Buyer to Seller or Parent or their representatives pursuant hereto shall be deemed representations and warranties made by Buyer.

8.

Covenants and Agreements of Buyer.  Buyer hereby covenants and agrees that:

8.01

Record Retention.  During the Access Period, Buyer agrees to maintain the books and records delivered by Seller hereunder relating to the Business, to provide Seller and its representatives reasonable access to such books and records during normal business hours and to provide copies, at Seller's expense, of such books and records to Seller or its representatives as reasonably requested by Seller.  Buyer agrees to notify Seller prior to disposing of any such books and records before the end of the Access Period and, upon request made within sixty (60) days after receipt of such notice, to deliver such books and records to Seller at Seller's expense.

8.02

Efforts to Perform.  Buyer shall use all reasonable efforts to perform and satisfy the covenants set forth in this Section 8 and in Section 10 and the conditions precedent set forth in Section 11 of this Agreement in a timely and expeditious manner.

9.

Covenants and Agreements of Seller and Parent.  Seller and Parent hereby covenant and agree that:

9.01

Notice.  Seller shall give Buyer prompt written notice of: (a) any changes in any of the information contained in the representations and warranties made in Section 6 or elsewhere in this Agreement or the attached sections of the Disclosure Schedule that occur at or prior to Closing; (b) the occurrence of any event that will result, or could reasonably result, in a Material Adverse Effect or in the failure to satisfy a condition specified in Section 12; or (c) any notice or other communication from any third Person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement.  No notice or disclosure provided by Seller pursuant to this Section 9.01, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant given hereunder.  Without limiting the foregoing, Seller shall furnish Buyer an updated employee list within a reasonable time prior to Closing to replace Section 6.15(e) of the Disclosure Schedule.

9.02

Access prior to Closing.  From the date hereof through the Closing Date, Seller shall afford Buyer and its representatives reasonable access during normal business hours, and in a manner so as not to interfere in any material respect with the normal operations of the Business, to the premises, properties, personnel, representatives, customers, suppliers, books and records (including tax records), Contracts and documents of or pertaining to Seller and the Business and such other additional information with respect thereto as Buyer shall from time to time reasonably request.

9.03

Conduct of Business.  From the date of this Agreement through the Closing Date and other than actions contemplated by this Agreement or necessary to consummate the transactions contemplated hereby, Seller shall conduct the Business in the ordinary course and consistent with its past practices.  Without limiting the generality of the foregoing, Seller shall not perform or fail to take action that would be reasonably likely to result a breach or violation of Section 6.05 of this Agreement.

9.04

Efforts to Perform.  Each of Seller and Parent shall use all reasonable efforts to perform and satisfy the covenants set forth in this Section 9 and in Section 10 and the conditions precedent set forth in Section 12 of this Agreement in a timely and expeditious manner.

9.05

No Solicitation; Acquisition Proposals.

(a)

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 15 below, Parent shall not, and shall cause Seller and their respective agents, employees, officers, directors, shareholders, advisors and representatives (including any investment banker, attorney or accountant retained by Parent or Seller) not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding Parent or Seller to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal.

(b)

Notwithstanding the foregoing, Section 9.05(a) shall not prohibit , prior to the receipt of the Required Parent Shareholder Vote, Parent from furnishing information regarding Parent and Seller to, or entering into discussions with, any Person in response to a Superior Proposal that is submitted to Parent by such Person (and not withdrawn) if: (i) Parent shall not have breached or taken any action inconsistent with any of the provisions set forth in this Section 9.05; (ii) the Board of Directors of Parent concludes in good faith, after having taken into account the written advice of its outside legal counsel and financial adviser, that such action is required in order for the Board of Directors of Parent to comply with its fiduciary duties to Parent's shareholders under applicable law; (iii) at least two Business Days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives Buyer written notice of the identity of such Person and of Parent's intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement that is no less favorable to Parent than the Confidentiality Agreement entered into between Parent and Buyer; and (iv) at least two Business Days prior to furnishing any such information to such Person, Parent furnishes such information to Buyer (to the extent such information has not been previously furnished by Parent to Buyer).

(c)

Parent shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal) advise Buyer orally and in writing of any such Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry or indication of interest and the terms thereof) that is made or submitted by any Person prior to the Closing.  Parent shall keep Buyer reasonably and promptly informed with respect to the status of any such Acquisition Proposal, inquiry or indication of interest and any material modification or proposed material modification thereto.

(d)

Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal.

(e)

Parent agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement in connection with a possible Acquisition Transaction to which Parent is a party or under which Parent has any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Buyer.  Parent also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

(f)

Neither the Board of Directors of Parent nor any committee thereof shall authorize, cause or permit Parent or Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 9.05(b) entered into in the circumstances referred to in Section 9.05(b)).

(g)

Subject to Section 9.05(h), neither the Board of Directors of Parent nor any committee thereof shall, or shall publicly propose to, withdraw, qualify, modify, change or amend in any manner adverse to Buyer the Parent Recommendation or the approval by the Board of Directors of Parent of this Agreement and the transactions contemplated hereby (a "Parent Change in Recommendation").

(h)

Notwithstanding anything to the contrary set forth in this Agreement, the Board of Directors of Parent may effect a Parent Change in Recommendation at any time prior to the Parent Shareholders Meeting, if (i) the Board of Directors of Parent determines in good faith, after having taken into account the written advice of its outside legal counsel, that the failure to effect a Parent Change in Recommendation would be a breach of its fiduciary duties to Parent's shareholders under applicable law, and (ii) at least two (2) Business Days prior to such Parent Change in Recommendation, Parent shall have provided to Buyer a written notice of its intention to make such a Parent Change in Recommendation (which notice shall not be deemed to be in and of itself, a Parent Change in Recommendation).

(i)

Nothing contained in this Section 9.05 shall prohibit Parent from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal so long as the requirements set forth in this Section 9.05 are satisfied, provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules may otherwise have under this Agreement (including any such action which may constitute a Change in Recommendation).

9.06

Noncompetition/Nonsolicitation.  Seller and Parent (each a "Restricted Party" and collectively, the "Restricted Parties") hereby jointly and severally agree that, during the Noncompetition Period, each Restricted Party will not, nor will a Restricted Party cause or give permission to any of its directors, officers, employees, agents or affiliates, either directly or indirectly to:

(a)

"Participate" (as defined below) in any "Restricted Business" (as defined below);

(b)

contact, solicit or service any Customer (as defined below) for the purpose of providing products or services competitive with those offered by the Business; or

(c)

request or advise any Customer, or any suppliers or vendors (or other business relation) of the Business, to withdraw, curtail or cancel any of their business or relations with the Business or with Buyer.

For purposes of this Agreement, (i) the term "Participate" means to have any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, manager, member, creditor, owner or otherwise; provided, that the term "Participate" shall not include ownership of less than 2% of a class of stock of a publicly-held corporation that is traded on a national securities exchange or in the over-the-counter market, so long as such Restricted Party does not have any active participation in the business or management of such entity; (ii) the term "Customer" means any customer or prospective customer of the Business that has purchased the products or services offered by the Business during the twenty-four month period preceding the Closing Date; (iii) the term "Restricted Business" means any enterprise, business or venture that is engaged in or which proposes to engage in a business the same as or competitive with the Business.

Each Restricted Party hereby acknowledges and agrees that the provisions of this Section 9.06 are reasonable with respect to duration, geographic area and scope of restriction.  In such regard, each Restricted Party hereby covenants that it shall not, directly or indirectly, initiate, encourage or participate in any proceeding or otherwise do or cause to be done any act or thing to cause this Section 9.06 to be terminated, cancelled, voided, nullified, reduced in scope or effect or otherwise declared unenforceable.  If, however, any provision of this Section 9.06 is finally determined or declared by a Governmental Authority or arbitrator to be illegal, unenforceable, invalid, contrary to public policy, void or voidable under any applicable law, the applicable court or arbitrator shall have the authority to make an equitable adjustment to the provisions of this Section 9.06 with the view to effecting, to the greatest extent possible, the original purpose and intent of the provisions of such Section, including, without limitation, the maximum durational, geographic restricted activity scope and other limitations permitted by applicable law.  In any event, the validity and enforceability of the remaining provisions of this Section 9.06 shall not be affected by any amendment contemplated by or made pursuant hereto.

9.07

Nondisclosure.  Each Restricted Party acknowledges that it has acquired information of a confidential nature relating to the operation, finances, business relationships and trade secrets of the Business.  Each Restricted Party agrees that it will not, nor will they cause another Person to, during the Noncompetition Period, use, publish, disclose or authorize anyone else to use, publish or disclose, without the prior written consent of Buyer, any confidential information pertaining to the Business, including without limitation any information relating to existing or potential business, customers, trade or industrial practices, plans, costs, processes, technical or engineering data, formulas, recipes or trade secrets; provided, however, that each Restricted Party shall be prohibited from ever using, publishing, disclosing or authorizing anyone else to use, publish or disclose any confidential information that constitutes a trade secret under applicable law.  The foregoing notwithstanding, the Restricted Parties have no obligation to refrain from using, publishing or disclosing any such confidential information that is or hereafter shall become available to the public other than by use, publication or disclosure by any Restricted Party.

9.08

Injunctive Relief.  Each Restricted Party acknowledges and agrees that (a) the provisions of Sections 9.06 and 9.07 are reasonable and necessary to protect the legitimate business interests of Buyer, (b) any breach by a Restricted Party of any of its covenants contained in any of Sections 9.06 and 9.07 would result in irreparable injury to Buyer, the exact amount of which may be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such breach would not be reasonable or adequate compensation to Buyer for such breach.  Accordingly, notwithstanding any other provision of this Agreement, if a Restricted Party, directly or indirectly, breaches any of its covenants or obligations under any of Sections 9.06 or 9.07 then, in addition to any other remedy which may be available to Buyer at law or in equity, Buyer shall be entitled to injunctive relief against the breaching party, without posting bond or other security, and without the necessity of proving actual or threatened damage or harm.

9.09

Change of Name.  Simultaneously with the Closing, Seller shall change its name to a name that is not similar to and does not contain any confusingly similar words as Seller's current name, and Seller shall file any and all documents required by the Secretary of State of any state designated by Buyer, or by the United States Patent and Trademark Office, if applicable, to allow Buyer to register the name formerly used by Seller or any variation thereof with such Secretary of State or as a trademark or service mark with the United States Patent and Trademark Office.

9.10

Qualified Plans.  Seller or its Affiliates shall continue to act as plan sponsor with respect to all of Seller's Plans; provided, however, nothing contained in this Agreement shall limit the right of Seller or its Affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the Plans, except to the extent otherwise specifically provided by law, and Seller hereby reserves such right.  Seller shall be responsible for administration and termination (if any) of such Plans.

9.11

Proxy Statement.  As soon as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC a preliminary proxy statement on Schedule 14A relating to the matters to be submitted to the holders of the Parent Common Stock at the Parent Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, including the definitive form thereof, the "Proxy Statement").  Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as is practical after the date of this Agreement.  Parent shall, as promptly as practicable after receipt thereof, provide Buyer with copies of any written comments and advise Buyer of any oral comments with respect to the Proxy Statement received from the SEC.  As promptly as practicable after the Proxy Statement is cleared by the SEC, Parent will mail to its shareholders a notice of the Parent Shareholders Meeting and the Proxy Statement and as promptly as practicable after approval thereof by the parties hereof, such other supplementary proxy materials as may be necessary to make the Proxy Statement comply with the requirements of the Securities Act and the Exchange Act.

9.12.  Parent Shareholders Meeting.  If required by applicable law, Parent shall duly take all lawful action to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date of this Agreement (the "Parent Shareholders Meeting") for the purpose of obtaining the Required Parent Shareholder Vote with respect to the transactions contemplated by this Agreement and shall use its reasonable best efforts to solicit the approval of its shareholders of the Required Parent Shareholder Vote in accordance with the requirements of applicable law.  Subject to Section 9.05(h), the Parent Recommendation shall be included in the Proxy Statement.  The Board of Directors of Parent will not condition its submission of this Agreement and the transactions contemplated hereby to Parent's shareholders on any basis not specifically provided for herein, and (subject to Section 9.05(h), Parent shall use its reasonable best efforts to obtain the Required Parent Shareholder Vote.  Without limiting the generality of the foregoing, unless this Agreement is terminated pursuant to Section 15 below, (a) Parent agrees that its obligation to duly call, give notice of, convene and hold the Parent Shareholders Meeting, as required by this Section 9.12, shall not be affected by any Parent Change in Recommendation, and (b) Parent agrees that its obligations pursuant to this Section 9.12 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal or Superior Proposal.

9.13

Cooperation with Buyer on Transition Plan.  Seller shall use its reasonable best efforts to assist Buyer on transitioning the Business to Buyer's facility following the Closing, either through a short-term lease of Seller's facility to Buyer, or through a short-term production agreement with Buyer on terms mutually acceptable to the parties.

10.

Mutual Covenants and Agreements.

10.01

Consents and Approvals.  The parties each will cooperate with one another and will use all commercially reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein. Each party hereto will keep the other parties hereto apprised of the status of any inquiries made of such party by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby.

10.02

Confidentiality.  Each of the parties hereto hereby agrees to (and shall cause each of its representatives to) keep the information or knowledge obtained in any due diligence investigation or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge that (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party; (b) is generally known to the public and did not become so known through any violation of law, or a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality of the disclosing party or any other party with respect to such information; (c) became known to the public through no fault of such party; (d) is later lawfully acquired by such party without confidentiality restrictions from other sources not bound by applicable confidentiality restrictions; (e) is required to be disclosed by order of court or governmental or regulatory authority with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or seek a protective order and take any other available action and; provided, further that any disclosure pursuant to such order shall be limited to the amount of information necessary to comply with the order), or (f) that is disclosed without obligation of confidentiality in the course of any action between any of the parties hereto.

10.03

Public Announcements.  The parties shall issue a joint press release, mutually acceptable to Buyer and Parent, promptly after the date hereof.  Thereafter, Parent and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by applicable law or any listing agreement with the OTC Bulletin Board Market.

10.04

Cooperation on Taxes.  Each party hereto shall provide to the respective other party hereto such cooperation and information as any of them reasonably may request in filing any Tax return, mandatory Tax return or claim for refund or for the preparation of any audit, litigation or other proceeding with respect to the Business. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax returns and relevant records and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party will retain all Tax returns and all material records and other documents relating to Tax matters of Seller during the Access Period. Thereafter, the party holding such Tax returns or other documents may dispose of them, provided that such party shall notify the other party prior to disposing of them and, upon request made within sixty (60) days after receipt of such notice, shall deliver such Tax returns and other documents to the other party at the other party's expense.

11.

Conditions Precedent to Seller's Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at Closing of each of the following conditions (any of which may be waived in writing by Seller):

11.01

Accuracy of Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement (considered collectively) and each of these representations and warranties (considered individually) shall be true and correct in all material respects when made and as of the Closing Date.

11.02

Agreements and Covenants.  Buyer shall have performed and satisfied in all material respects all of its respective covenants, conditions and agreements and shall have delivered to Seller all documents and agreements required by this Agreement to be performed, satisfied or delivered by it prior to Closing.

11.03

Officer's Certificate.  An authorized officer of Buyer shall execute and deliver at Closing a certificate that all conditions in Sections 11.01 and 11.02 have been fulfilled.

11.04

[Intentionally Left Blank]

11.05

Deliveries to Seller on or Prior to Closing.  Buyer shall have delivered or caused to be delivered to Seller the following at or prior to Closing:

(a)

The Closing Cash Payment, in accordance with Section 5.01(a) above.

(b)

Certified copies of resolutions adopted by the directors of Buyer authorizing the purchase of the Purchased Assets in accordance with this Agreement and compliance with the terms hereof.

(c)

A certificate of status for Buyer issued by the Secretary of State of the State of West Virginia dated within fourteen (14) days of the Closing Date.

(d)

An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A (the "Assignment and Assumption Agreement"), duly executed by Buyer.

11.06

Payment of National City Bank Debt.  Buyer shall have paid to National City Bank of Indiana on behalf of Seller the amount necessary to fully pay and terminate the National City Bank Debt as of the Closing.

11.07

Other Documents.  Buyer shall have delivered to Seller such other documents as Seller may reasonably request for purposes of (a) evidencing the satisfaction of any condition referred to in this Section 11, or (b) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

11.08

No Adverse Proceeding.  There shall not be in force any order or decree, statute, rule or regulation, nor shall there be on file any complaint by a Governmental Authority seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or any of the agreements contemplated hereby, and none of the parties hereto shall have received notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any of the agreements contemplated hereby or to nullify or render ineffective this Agreement or any of the agreements contemplated hereby if consummated, or to take any other action that would result in the prohibition of or material change in the transactions contemplated by this Agreement.

11.09

Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Parent.

12.

Conditions Precedent to Buyer's Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at Closing of each of the following conditions (any of which may be waived in writing by Buyer):

12.01

Accuracy of Representations and Warranties.  All representations and warranties of Seller and Parent contained in this Agreement (considered collectively) and each of these representations and warranties (considered individually) shall be true and correct in all material respects when made and as of the Closing Date.

12.02

Agreements and Covenants.  Each of Seller and Parent shall have performed and satisfied in all material respects all of their covenants, conditions and agreements and shall have delivered to Buyer all documents and agreements required by this Agreement to be performed, satisfied or delivered by it prior to Closing.

12.03

Officer's Certificate.  An authorized officer of Seller and Parent shall execute and deliver at Closing a certificate that all of the conditions in Sections 12.01 and 12.02 have been fulfilled.

12.04

No Material Adverse Change.  Since the date of this Agreement (i) no event shall have occurred which has a Material Adverse Effect, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that could reasonably be expected to have or result in a Material Adverse Effect.

12.05

Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Parent.

12.06

Deliveries on or Prior to Closing.  Seller shall have delivered or caused to be delivered to Buyer the following documents at or prior to Closing:

(a)

A General Bill of Sale duly executed by Seller, substantially in the form attached hereto as Exhibit B (the "Bill of Sale").

(b)

With respect to each Purchased Asset, including each Assumed Contract, for which written consent from a third party to the transfer or assignment to Buyer of such Purchased Asset is required, the written consent of such third party to such transfer or assignment.  With respect to each Assumed Contract, such consent shall be in a form reasonably acceptable to Buyer and shall include or shall be accompanied by a written waiver by such third party of any term or condition therein triggered by such transfer or assignment, or triggered by notice of intent of such transfer or assignment, which would permit or cause the termination of such Assumed Contract or which would otherwise have a material adverse effect on Buyer under such Assumed Contract.

(c)

Assignments of all United States and foreign patents, patent applications, trademarks and trade names and other similar intangible assets to be transferred in accordance with Section 1.01, substantially in the form attached as Exhibit C, duly executed by Seller.

(d)

Certified copies of resolutions adopted by the sole shareholder and the directors of Seller and by the directors of Parent authorizing the execution of this Agreement and the sale of the Purchased Assets to Buyer in accordance with the terms hereof.

(e)

Certificates of good standing of each of Seller and Parent issued by the applicable Governmental Authority of Seller's and Parent's state of domestic jurisdiction dated within fourteen (14) days of the Closing Date.

(f)

The Assignment and Assumption Agreement, duly executed by Seller.

(g)

Releases of mortgages, liens and/or financing statements to reflect the termination of any Liens (other than Permitted Liens) against, or security interest in, any of the Purchased Assets.

(h)

All necessary governmental approvals, permits and licenses required to be obtained by Seller for the closing of the transactions contemplated by this Agreement or required for the valid assignment of the Permits.

(i)

Executed assignments or other documents reasonably requested by Buyer to transfer to Buyer Seller's rights of registration and/or ownership of each uniform resource locator or domain name used or held for use in the Business.

(j)

Buyer shall have received such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 12, (ii) vesting in Buyer good and marketable title to the Purchased Assets free and clear of all Liens (other than Permitted Liens), or (iii) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

12.07

No Adverse Proceeding.  There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a Governmental Authority seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or any of the agreements contemplated hereby, and none of the parties hereto shall have received notice from any Governmental Authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any of the agreements contemplated hereby or to nullify or render ineffective this Agreement or any of the agreements contemplated hereby if consummated, or to take any other action which would result in the prohibition of or material change in the transactions contemplated by this Agreement.

13.

Indemnification by Buyer.

13.01

Indemnification.  Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or Parent or any information Seller or Parent may have, Buyer hereby covenants and agrees to indemnify, defend and hold Seller, Parent and each of their respective successors, assigns, directors, officers, employees, owners and agents (Seller, Parent and such persons, collectively "Seller's Indemnified Persons") harmless from and against any Losses imposed on or incurred by Seller's Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

(a)

any inaccuracy in or breach of any representation or warranty of Buyer pursuant to this Agreement, whether or not Seller's Indemnified Persons relied thereon or had knowledge thereof, including in any schedules, certificates, and documents delivered pursuant hereto;

(b)

any failure of Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement or any document contemplated by this Agreement; or

(c)

any failure by Buyer to perform or pay as due the Assumed Liabilities.

The obligation of Buyer to indemnify, defend and hold Seller's Indemnified Persons harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement, as provided in Section 13.03.

13.02

Procedures. Seller's Indemnified Persons shall give Buyer prompt written notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this Section 13 applies.  If the document evidencing such claim or demand is a court pleading, Seller's Indemnified Persons shall give such notice, including a copy of such pleading, within fifteen (15) days of receipt of such pleading, otherwise, Seller's Indemnified Persons shall give such notice within thirty (30) days of the date any such Person receives written notice of such claim.  Failure to give timely notice of a matter that may give rise to an indemnification claim shall not affect the rights of Seller's Indemnified Persons to collect such Loss from Buyer so long as such failure to so notify does not materially adversely affect Buyer's ability to defend such Loss against a third party, and then only to the extent of such adverse affect.

If Seller's Indemnified Persons request for indemnification arises from the claim of a third party, Buyer may elect to assume control of the defense of any such claim, and any litigation resulting from such claim, by notice to Seller.  Failure by Buyer to so notify Seller's Indemnified Persons of its election to defend a complaint by a third party within five (5) days after notice thereof shall be deemed an election by Buyer not to respond to such complaint and a waiver by Buyer of any right to respond to such complaint, and within twenty (20) days after notice thereof shall be deemed an election by Buyer not to assume control of the defense of such claim or action and a waiver by Buyer of any right to defend such claim or action.  If Buyer timely notifies Seller that Buyer elects to assume control of the defense of such claim or litigation resulting therefrom, Buyer shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and Buyer shall hold Seller's Indemnified Persons, to the extent provided in this Section 13, harmless from and against all Losses arising out of or resulting from any settlement approved by Buyer or any judgment in connection with such claim or litigation.  Notwithstanding Buyer's assumption of the defense of such third-party claim or demand, Seller shall have the right to participate in the defense of such third-party claim or demand at its own expense.  Buyer shall not, in the defense of such claim or litigation, consent to entry of any judgment against Seller or enter into any settlement involving Seller, which either (a) grants the plaintiff or claimant any form of relief other than monetary damages that will be satisfied by Buyer, or (b) fails to include a provision whereby the plaintiff or claimant releases Seller from all liability with respect thereto, except with the written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.  Seller's Indemnified Persons shall furnish Buyer in reasonable detail all information Seller's Indemnified Persons may have with respect to any such third-party claim and shall make available to Buyer and its representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Buyer in the defense of such third-party claim.

If Buyer does not assume control of the defense of any such third-party claim or litigation resulting therefrom, Seller's Indemnified Persons may defend against such claim or litigation in such manner as it may reasonably deem appropriate, and Buyer shall indemnify Seller's Indemnified Persons from any Loss indemnifiable under Section 13.01 incurred in connection therewith.

Notwithstanding anything to the contrary in the foregoing, if (y) defendants in any action include any of Seller's Indemnified Persons and any of Buyer's Indemnified Persons (as defined in Section 14.01 of this Agreement), and if Seller's Indemnified Persons shall have been advised by counsel that there may be material legal defenses available to such Seller's Indemnified Persons but not available to Buyer's Indemnified Persons, or (z) if a conflict of interest exists between any of Seller's Indemnified Persons and Buyer's Indemnified Persons with respect to such claim or the defense thereof, then in either case, Seller's Indemnified Persons shall have the right to employ their own counsel in such action, and in such case (or in the event that Buyer does not timely assume the defense of such matter as provided above), the reasonable fees and expenses of Seller's Indemnified Persons counsel shall be borne by Buyer and shall be paid by Buyer from time to time within twenty (20) days of receipt of appropriate invoices therefor.

13.03

Survival of Indemnification.  Except in the case of fraud, no demand or claim for indemnification pursuant to Section 13.01(a) shall be made later than the date that is nine (9) months after the Closing Date, except that claims for indemnification for breaches of the representations and warranties contained in Sections 7.01 and 7.02 may be made until the expiration of the applicable statute of limitations under federal and state laws relating thereto (as such may be extended by waiver).

13.04  Materiality.  For the purposes of calculating Losses under this Section 13 for any breach of any representation, warranty or covenant, any qualification contained in such representation, warranty or covenant using words "material," "materially" or "material adverse effect" shall be disregarded and deemed not to include such words.  However, such modifications will have their full effect in determining whether a breach has occurred.

14.

Indemnification by Seller.

14.01

Indemnification.  Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information or knowledge Buyer may have, Seller and Parent hereby jointly and severally covenant and agree to indemnify, defend and hold Buyer and each of its subsidiaries, assignees, owners, Affiliates, shareholders, officers, directors, employees, agents, successors and assigns (Buyer and such persons, collectively, "Buyer's Indemnified Persons") harmless from and against any Losses imposed on or incurred by Buyer's Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

(a)

any inaccuracy in or breach of any representation or warranty of Seller or Parent pursuant to this Agreement in any respect, whether or not Buyer's Indemnified Persons relied thereon or had knowledge thereof, including in any schedules, certificates and documents delivered pursuant hereto;

(b)

any failure of Seller or Parent to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Seller or Parent pursuant to this Agreement or any document contemplated by this Agreement;

(c)

any and all liabilities or obligations of Seller or Parent other than the Assumed Liabilities (including, without limitation, any Retained Liabilities);

(d)

any and all liabilities related to the Excluded Assets;

(e)

any liability related to any failure of Seller to comply with applicable bulk sales or transfer laws;

(f)

any and all liabilities relating to any Transaction Expenses; or

(g)

Any liability relating to a Plan, including any liabilities under any employee stock incentive plan or similar employee compensation arrangement for employees or former employees of Seller.

The obligations of Seller and Parent and their successors to indemnify, defend, and hold Buyer's Indemnified Persons harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement, as provided in Section 14.04.

14.02

Procedures.  Buyer's Indemnified Persons shall give Seller prompt written notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this Section 14 applies.  If the document evidencing such claim or demand is a court pleading, Buyer shall give such notice, including a copy of such pleading, within fifteen (15) days of receipt of such pleading, otherwise, Buyer shall give such notice within thirty (30) days of the date it receives written notice of such claim.  Failure to give timely notice of a matter that may give rise to an indemnification claim shall not affect the rights of Buyer's Indemnified Persons to collect such Loss from Seller and/or Parent so long as such failure to so notify does not materially adversely affect Seller's or Parent's ability to defend such Loss against a third party, and then only to the extent of such adverse affect.

If Buyer's Indemnified Persons request for indemnification arises from the claim of a third party, Seller may elect to assume control of the defense of any such claim, and any litigation resulting from such claim, by notice to Buyer.  If Seller timely notifies Buyer that Seller elects to assume control of the defense of such claim or litigation resulting therefrom, Seller shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and Seller shall hold Buyer's Indemnified Persons, to the extent the claim or litigation relates to a Loss covered by Section 14.01, harmless from and against all Losses arising out of or resulting from any settlement approved by Seller or any judgment in connection with such claim or litigation.  Notwithstanding Seller's assumption of the defense of such third-party claim or demand, Buyer's Indemnified Persons shall have the right to participate in the defense of such third-party claim or demand at their own expense.  Seller or Parent shall not, in the defense of such claim or litigation, consent to entry of any judgment against any of Buyer's Indemnified Persons or enter into any settlement, involving any of Buyer's Indemnified Persons, that either (a) grants the plaintiff or claimant any form of relief other than monetary damages that will be satisfied by Seller or Parent, or (b) fails to include a provision whereby the plaintiff or claimant releases Buyer's Indemnified Persons from all liability with respect thereto, except with the written consent of Buyer's Indemnified Persons, which consent shall not be unreasonably withheld, delayed or conditioned.  Buyer's Indemnified Persons shall furnish Seller in reasonable detail all information Buyer's Indemnified Persons may have with respect to any such third-party claim and shall make available to Seller and its representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Seller in the defense of such third-party claim.

If Seller does not assume control of the defense of any such third-party claim or litigation resulting therefrom, Buyer's Indemnified Persons may defend against such claim or litigation in such manner as they may reasonably deem appropriate, and Seller and Parent shall jointly and severally indemnify Buyer's Indemnified Persons from any Loss indemnifiable under Section 14.01 incurred in connection therewith.

Notwithstanding anything to the contrary in the foregoing, if (y) defendants in any action include any of Buyer's Indemnified Persons and any of Seller's Indemnified Persons, and if any of Buyer's Indemnified Persons shall have been advised by counsel that there may be material legal defenses available to such Buyer's Indemnified Person but not available to the Seller's Indemnified Persons, or (z) if a conflict of interest exists between any Buyer's Indemnified Person and any of Seller's Indemnified Persons with respect to such claim or the defense thereof, then in either case, such Buyer's Indemnified Persons shall have the right to employ their own counsel in such action, and in such case (or in the event that Seller does not timely assume the defense of such matter as provided above), the reasonable fees and expenses of Buyer's Indemnified Person's counsel shall be borne by Seller and shall be paid by Seller from time to time within twenty (20) days of receipt of appropriate invoices therefor.

14.03

Set-Off Rights.  In addition to the set-off rights of Buyer under Section 5.02, Buyer's Indemnified Persons shall be entitled to recover any Losses for which Buyer's Indemnified Persons are entitled to indemnification pursuant to this Section 14 by means of set-off against the Holdback Amount due Seller under Section 5.01(c).  At such time as the Buyer's Indemnified Persons have made claims in the aggregate equal to or greater than the Holdback Amount, or the Holdback Amount has been otherwise distributed to Seller, Buyer's Indemnified Persons, or any of them, shall be entitled to proceed directly against either or both of Seller and Parent for all claims for indemnification under Section 14.

14.04

Survival of Indemnification.  Except in the case of fraud, no demand or claim for indemnification pursuant to Section 14.01(a) shall be made later than the date that is eighteen (18) months after the Closing Date, except that claims for indemnification for breaches of the representations and warranties contained in Sections 6.01, 6.02, 6.08(a), 6.13, 6.14, 6.15 and 6.25 may be made until the expiration of the applicable statute of limitations under federal and state laws relating thereto (as such may be extended by waiver).

14.05

Materiality.  For the purposes of calculating Losses under this Section 14 for any breach of any representation, warranty or covenant, any qualification contained in such representation, warranty or covenant using words "material," "materially" or "material adverse effect" shall be disregarded and deemed not to include such words.  However, such modifications will have their full effect in determining whether a breach has occurred.

14.06

Damage Limitations.  Except in the case of fraud or for claims for indemnification for breaches of the representations and warranties contained in Sections 6.01, 6.02, 6.08(a) or 6.24, the parties agree that the maximum liability of Seller and Parent under Section 14.01(a) of this Agreement will not exceed $250,000.

14.07

Insurance.  Any payment made to a Buyer's Indemnified Person pursuant to this Section 14 shall be net of any insurance proceeds realized by and paid to such Buyer's Indemnified Person in respect of the respective claim (after giving effect to the present value of any costs, increased retentions, premium increases and similar present and future costs and expenses associated with the respective insurance claim).  No Buyer's Indemnified Person shall be obligated to make any claim under an insurance policy if the Buyer's Indemnified Person, in its reasonable judgment, believes that the cost of pursuing such insurance claim, together with any corresponding increase in premiums or other costs or expenses, would exceed the value of the claim for which such Buyer's Indemnified Person is seeking indemnification.  No Buyer's Indemnified Person shall have any obligation to bring litigation against an insurer or take other action in respect of any insurer's denial, whether in whole or in part, of a claim, provided such Buyer's Indemnified Person reasonably determines that enforcement efforts would be likely to be unsuccessful.  No Buyer's Indemnified Person shall be obligated to recover from or pursue payment from insurance policies prior to the indemnifying Person being required to provide indemnification hereunder.  The Buyer's Indemnified Person shall provide the indemnifying Person with prompt written notice of any receipt of insurance proceeds realized in respect of claims for which payment of indemnity has previously been made, and shall make prompt delivery to the indemnifying Person of such portion of the same as equals the amount by which payment of indemnification would have been reduced pursuant to this Section if such proceeds had been realized prior to the making of such payment of indemnification.

15.

Termination and Waiver.

15.01

Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)

by mutual written consent of Seller and Parent, on the one hand, and Buyer, on the other hand;

(b)

by Buyer (i) if there has been a material violation or breach by Seller  or Parent of any covenant, agreement, representation or warranty contained in this Agreement that has not been cured within (fifteen (15) days after notice to Seller or that has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer, or (ii) if there has been a failure of any of the conditions to Buyer's obligations set forth in Section 12 hereof (unless such failure results primarily from a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement);

(c)

by Seller (i) if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement that has not been cured within fifteen (15) days after notice to Buyer or that has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been waived by Seller, or (ii) if there has been a failure of any of the conditions to Seller's obligations set forth in Section 11 hereof (unless such failure results primarily from a material breach by Seller or Parent of any covenant, agreement, representation or warranty contained in this Agreement);

(d)

by Seller or by Buyer if the Closing has not occurred on or before September 17, 2010 unless extended by written agreement of the parties hereto; provided, however, that such right to terminate shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur by such date;

(e)

by Buyer if (i) the Board of Directors of Parent or any committee thereof shall have effected a Parent Change in Recommendation (whether or not in compliance with Section 9.05); (ii) the Board of Directors of Parent or any committee thereof shall have approved or recommended a Superior Proposal or made any recommendation with respect to an Acquisition Proposal (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Proposal; (iii) Parent or Seller shall have entered into any agreement (other than a confidentiality agreement as contemplated by Section 9.05(b)), including any letter of intent, with respect to any Acquisition Proposal; (iv) Parent shall have failed to include the Parent Recommendation in the Proxy Statement; (v) Parent or Seller breaches any provision of Section 9.05 or Section 9.12; or (vi) the Board of Directors of Parent or any committee thereof shall have resolved to take any action described in the preceding clauses (i) through (v) above;

(f)

by Buyer or Parent if this Agreement and the transactions contemplated hereby are not approved by the Required Parent Shareholder Vote at the Parent Shareholders Meeting or any adjournment thereof; or

(g)

by Parent if, prior to approval of this Agreement and the transactions contemplated hereby by the shareholders of Parent, the Board of Directors of Parent shall have approved a Superior Proposal, but only if prior to termination under this subsection, Parent shall have complied with the provisions of Section 9.05 and Parent shall have provided Buyer with 48 hours prior written notice of Parent's decision to terminate, which notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal that Parent is permitted to provide to Buyer, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions.

In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to the other party, which notice shall specifically describe the basis for such termination.

15.02

Effect of Termination.  In the event of a valid termination of this Agreement as provided in Section 15.01 of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors or owners or affiliates; provided, however, that the provisions of Section 10.02, this Section 15.02, Section 15.03 and Section 16 shall remain in full force and effect and shall survive any termination of this Agreement pursuant to this Section 15; provided, further, that nothing herein shall relieve any party from any liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved.

15.03

Termination Fee and Expenses.

(a)

Anything to the contrary notwithstanding, if this Agreement is terminated:

(i)

by Buyer pursuant to Section 15.01(e);

(ii)

by Parent pursuant to Section 15.01(g); or

(iii)

by Parent or Buyer pursuant to Section 15.01(f) and [a] at any time after the date of this Agreement and at or before the date of such termination an Acquisition Proposal is publicly announced or otherwise communicated to the senior management of Parent or any member of the Board of Directors of Parent and [b] an Acquisition Transaction is consummated or a definitive agreement is entered into by Parent or Seller relating to an Acquisition Transaction within 12 months after the termination of this Agreement;

then in each such case Buyer shall suffer direct and substantial damages, which damages cannot be determined with certainty, and to compensate Buyer for such damages Parent and/or Seller shall pay Buyer the amount of $100,000 (the "Termination Fee") and also reimburse Buyer for all of the out-of-pocket expenses of Buyer and its Affiliates (including fees and expenses of legal, financial and other advisors) in connection with or related to this Agreement and the transactions contemplated hereby up to a maximum of $100,000 (collectively, the "Buyer Expenses").

(b)

If the Termination Fee and the reimbursement of the Buyer Expenses become payable, Parent and/or Seller shall make payment by a cashier's check or wire transfer of immediately available funds delivered by Parent and/or Seller to Buyer within two (2) Business Days after termination of this Agreement in the case of the occurrence of any event described in clause (i) or (ii) of Section 15.03(a) above and within two (2) Business Days after the consummation of the applicable Acquisition Transaction in the case of the occurrence of any event described in Section 15.03(a)(iii) above.  For the avoidance of doubt, in no event shall Parent and/or Seller be obligated to pay the Termination Fee and the reimbursement of the Buyer Expenses on more than one occasion.  Except to the extent required by applicable law, Parent and/or Seller shall not withhold any withholding Taxes on any payment under this Section 15.03.

(c)

Parent acknowledges that the agreements contained in this Section 15.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement.  Accordingly, in the event that Parent and/or Seller shall fail to reimburse the Buyer Expenses or pay the Termination Fee when due, and in order to obtain such payment, Buyer commences a suit or other proceeding that results in a judgment or similar award against Parent and/or Seller for reimbursement of the Buyer Expenses or payment of the Termination Fee, then Parent and/or Seller shall reimburse Buyer for its reasonable costs and expenses (including reasonable attorneys' fees and expenses of enforcement) in connection with such suit or proceeding, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Buyer.

15.04

Extension; Waiver.  At any time prior to the Closing, Buyer or Seller may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  At any time on or after the Closing, Buyer, on the one hand, and Seller and/or Parent, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.

16.

Miscellaneous.

16.01

Amendment and Severability.  This Agreement may be amended only by a written agreement of the parties hereto.  If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid (including any provision of Sections 9.06 or 9.07 of this Agreement), the remainder of such provision and this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

16.02

Waiver.  The failure of Buyer or Seller to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.  Buyer's decision to close this transaction notwithstanding its constructive or actual knowledge of the breach by Seller or Parent of one or more of their representations, warranties or obligations hereunder shall not relieve Seller or Parent of their indemnification obligations hereunder with respect to such breach; in such case, Buyer specifically is relying upon Seller's indemnification obligation, as well as the underlying representation, warranty or contractual obligation.  All rights and remedies granted in this Agreement to Buyer shall be cumulative and nonexclusive of all other rights and remedies that Buyer may have.

16.03

Notices.  Any notice to be given hereunder shall be deemed given and sufficient if in writing, when personally delivered, or three (3) days after being deposited in the U.S. mail, postage prepaid, by Registered or Certified mail, or when deposited with Federal Express, United Parcel Service, or Airborne Express (or other reputable courier service) for delivery by overnight mail, or when sent by facsimile actually received by the receiving facsimile machine, in the case of Seller or Parent, to:

Next, Inc.

1295 Vernon Street

Wabash, IN  46992

Attn:  Mr. Robert Budd

Facsimile No. (260) 563-4070

with a copy (which shall not constitute notice) to:

Miller & Martin, PLLC

Suite 1000, Volunteer Bldg.

832 Georgia Avenue

Chattanooga, TN 37402

Attn:  Scott McGinness

Facsimile No.

(423) 321-1575

and, in the case of Buyer to:

T-Shirt International, Inc.

7730 S. 6th Street

Oak Creek, WI  53154

Attn:  David L. Scrima

Facsimile No. (414) 762-8905

with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c.

N16 W23250 Stone Ridge Drive, Suite 1

Waukesha, Wisconsin 53188

Attn:  Scott M. Fabry, Esq.

Facsimile No. (262) 951-4690

or to such other address as Seller, Parent or Buyer may designate by notice to the other given in accordance with this Section 16.03.

16.04

Benefit.  This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by the parties, and their successors and permitted assigns.  This Agreement may not be assigned by any party without the written consent of the other parties.  Notwithstanding the immediately preceding sentence, without the prior written consent of any party, Buyer may at any time, in its sole discretion, assign, in whole or in part, its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates.

16.05

Expenses.  All costs and expenses incurred by a party in connection with the transactions contemplated hereby, including legal, investment banking, financial advisory, accounting and other expert fees, shall be the responsibility of and for the account of the party incurring such cost or expense, except (a) as otherwise provided herein; and (b) any and all federal, state or local income, sales, use or other taxes arising out of, resulting from or relating to Seller's sale of the Purchased Assets, and any and all personal property taxes or assessments applicable to the period before the Closing Date, shall be paid by Seller.

16.06

Specific Performance.  In the event of any controversy concerning the rights or obligations under this Agreement (including under Sections 9.06 and 9.07 of this Agreement), such rights or obligations shall be enforceable in a court of equity by a decree of specific performance.  Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

16.07

Bulk Sales.  The parties hereby waive compliance with any applicable bulk sales act, bulk transfers act, and all similar laws.  Except claims arising from Buyer's failure to pay the Assumed Liabilities when due, Seller and Parent hereby agree to jointly and severally indemnify, defend and hold Buyer's Indemnified Persons harmless from and against any and all Losses arising out of or relating to claims asserted against any of Buyer's Indemnified Persons under any applicable bulk sales act, bulk transfers act, or any similar law.

16.08

Dispute Resolution.  This Agreement shall be governed by the laws of the State of Wisconsin and the Federal laws of the United States without giving effect to any rule or provision thereof that would cause the application of the law of any other state.  Any controversy, claim, or dispute arising hereunder or related hereto that is brought or initiated by a Seller Indemnified Person or a Buyer Indemnified Person shall be heard in the Wisconsin Circuit Court located in Milwaukee County, or the United States District Court for the Eastern District of Wisconsin, and each of the parties hereby consents to such jurisdiction and waives any claim of inconvenient forum.

16.09

Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.10

Counterparts.  This Agreement may be executed by facsimile delivery of original signatures and in counterparts, each of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered to the other party.  Signatures delivered in portable document format (pdf) or by facsimile shall be binding for all purposes hereof.

16.11

Entire Agreement.  This Agreement (including the Schedules and Exhibits referred to herein that are hereby incorporated by reference) and the other agreements executed simultaneously herewith constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement.  Except as explicitly set forth herein, neither this Agreement nor any provision hereof is meant to confer upon any person other than the parties hereto any rights or remedies hereunder.

16.12

Post Closing Matters.  Each party shall execute such documents, and perform such other actions, as any other party may reasonably request after the Closing to further consummate the transactions contemplated by this Agreement.

16.13

Captions.  The captions included herein are included for convenience of reference only and shall not be considered in the construction or interpretation hereof.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

PARENT:

NEXT, INC.

BY /s/ Robert M. Budd

President & CEO

(title)

Robert M. Budd

(print name)

SELLER:

NEXT MARKETING, INC.

BY /s/ Robert M. Budd

President & CEO

(title)

Robert M. Budd

(print name)

BUYER:

T-SHIRT INTERNATIONAL, INC.

BY/s/ David L. Scrima

CEO

(title)

David L. Scrima

(print name)

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